Exhibit 10.3
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (the “Agreement”) is entered into by and between Thomas Redwitz (“Employee”) and The New Home Company Inc. (the “Company”), effective as of the eighth (8th) day following the date on which Employee signs this Agreement if not revoked in accordance with Section 6(d) below (the “Effective Date”). Employee wishes to voluntarily resign his employment with the Company, effective as of the Separation Date (as defined below), and the Company wishes to accept his resignation. The purpose of this Agreement is to provide separation pay to ease Employee’s transition from the Company and to settle and resolve any and all disputes and controversies of any nature existing between Employee and the Company, including, but not limited to, any claims arising out of Employee’s employment with, and separation from, the Company.
1.Separation of Employment.
(a)Separation; Termination of Employment Agreement. Employee’s last day of employment with the Company shall be March 1, 2019 (the “Separation Date”). Effective as of the Separation Date, (i) Employee shall resign his employment with the Company and all of its affiliates and shall cease to be an employee of all of the foregoing and (ii) the employment agreement by and between the Company and Employee, dated January 30, 2014, as amended by those certain amendments dated February 16, 2017, March 23, 2017 and February 16, 2018 (collectively, the “Employment Agreement”), shall terminate, and neither the Company nor Employee shall have any further obligations thereunder except as expressly provided herein.

(b)Return of Company Property. Employee represents and warrants that he shall, prior to the Separation Date, to the extent requested, return to the Company any and all property and equipment of the Company, including (i) all keys, files, lists, books and records (and copies thereof) of, or in connection with, the Company’s business, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and all other property belonging to the Company in Employee’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in Employee’s possession relating to any Confidential Information (as defined below), including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and that Employee shall not make or retain any copy or extract of any of the foregoing; provided, however, that Employee may retain Employee’s telephone and address book and copies of Employee’s own personnel, payroll and benefit documents (provided that such documents do not contain any Confidential Information and that the Company has the prior opportunity to review, redact and/or retain any such documents containing Confidential Information).

2.Accrued Obligations. Upon the Separation Date, the Company will pay to Employee (i) all accrued salary and all accrued, unused paid time off through the Separation Date, and (ii) any unreimbursed business expenses incurred by Employee, in accordance with Company policy, prior to the Separation Date (collectively, the “Accrued Obligations”). Employee acknowledges and agrees that he is not eligible to receive an annual bonus for the 2018 fiscal year.
3.Separation Benefits. Subject to Section 4 below, in consideration of, and subject to and conditioned upon (i) Employee’s timely execution of this Agreement on or within twenty-one (21) days following the Separation Date and non-revocation of this Agreement, and (ii) Employee’s continued

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compliance with the terms and conditions of Sections 6-9 of this Agreement, the Company will pay or provide Employee the following separation benefits:
(a)    A severance payment equal to $1,100,000 payable in a single cash lump sum on the 60th day following the Separation Date.
(b)    Notwithstanding anything to the contrary contained in any equity award agreement or any other written agreement entered into between Employee and the Company, Employee shall forfeit all equity awards, including but not limited to stock option awards, restricted stock units and performance share units, outstanding as of the Separation Date to the extent such awards are unvested as of such date, and such unvested portion of such awards will terminate on the Separation Date. Employee acknowledges and agrees that he is not entitled to any payment with respect to any dividend equivalent rights granted in connection with any restricted stock units granted to Employee.
(c)    During the period commencing on the Separation Date and ending on the earlier of (i) the twelve (12)-month anniversary of the Separation Date, or (ii) the date on which Employee obtains substantially similar healthcare coverage (in each case, the “COBRA Period”), subject to Employee’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall reimburse Employee and Employee’s dependents for, coverage under its group health plan at the same or reasonably equivalent levels in effect on the Separation Date and at the same cost to Employee that would have applied had Employee’s employment not terminated based on Employee’s elections in effect on the Separation Date; provided, however, that if (x) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the COBRA Period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), (y) the Company is otherwise unable to continue to cover Employee or Employee’s dependents under its group health plans, or (z) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Employee in substantially equal monthly installments over the remaining portion of the COBRA Period.
4.Withholdings and Other Deductions. All compensation payable to Employee hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
5.Warranty. Employee acknowledges that all payments and benefits under Section 3 of this Agreement constitute additional compensation to which Employee would not be entitled except for Employee’s decision to sign this Agreement and to abide by the terms of this Agreement. Employee acknowledges that, upon receipt of the Accrued Obligations, Employee has received all monies and other benefits due to Employee as a result of his employment with and separation from the Company. Employee further represents that to the best of Employee’s knowledge he has not sustained a work-related injury or illness which he has not previously reported to the Company.
6.Release of Known and Unknown Claims.
(a)General Release. In exchange for the consideration set forth in this Agreement (including the payment to Employee of the payments and benefits set forth in Section 3 hereof), and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee agrees unconditionally and forever to release and discharge the Company and the Company’s

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affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which he may now have, or ever have, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Employee’s execution of this Agreement. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; the California Labor Code; and any federal, state or local laws of similar effect.

(b)Claims Not Released. This release shall not apply to: the Company’s obligations to provide the separation benefits under Section 3 of this Agreement; Employee’s right to indemnification under any applicable indemnification agreement with the Company; the Company’s governing documents or applicable law; Employee’s right to assert claims for workers’ compensation or unemployment benefits; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Employee releases his right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act (“NLRA”); Employee’s vested rights under any retirement or welfare benefit plan of the Company; Employee’s rights in his capacity as an equityholder of the Company; or any other rights that may not be waived by an employee under applicable law.

(c)Unknown Claims. Employee acknowledges that Employee has been advised of and is familiar with the provisions of California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER

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MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Employee, being aware of said Code section, hereby expressly waives any rights he may have thereunder, as well as under any other statutes or common law principles of similar effect.
(d)Older Worker’s Benefit Protection Act. In accordance with the Older Worker’s Benefit Protection Act, Employee is hereby advised as follows:

(i)
Employee has read this Agreement and understands its terms and effect, including the fact that Employee is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Section 6.

(ii)
Employee understands that, by entering into this Agreement, Employee does not waive any Claims that may arise after the date of Employee’s execution of this Agreement, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Agreement.

(iii)
Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described in this Agreement, which Employee acknowledges is adequate and satisfactory to Employee and in addition to any other benefits to which Employee is otherwise entitled.

(iv)	The Company advises Employee to consult with an attorney prior to executing this Agreement.

(v)
Employee has twenty-one (21) days to review and decide whether or not to sign this Agreement. If Employee signs this Agreement prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the Agreement, to consult with counsel and that Employee does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this Agreement, whether or not material, Employee waives the restarting of the twenty-one (21) day period.

(vi)
Employee has seven (7) days after signing this Agreement to revoke this Agreement and this Agreement will become effective upon the expiration of that revocation period. If Employee revokes this Agreement during such seven (7)-day period, this Agreement will be null and void and of no force or effect on either the Company or Employee and Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Agreement.

If Employee wishes to revoke this Agreement, Employee shall deliver written notice stating his intent to revoke this Agreement to Miek Harbur, VP, General Counsel and Secretary, 85 Enterprise, Suite 450, Aliso Viejo, CA 92656, on or before 5:00 p.m. on the seventh (7th) day after the date on which Employee signs this Agreement.

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(e)Representations. Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity. Employee agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Employee agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

(f)No Actions. Employee represents and warrants to the Company that Employee has no pending actions, Claims or charges of any kind. Employee agrees that if Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then Employee will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (i) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (ii) Employee’s right to file a charge with the EEOC; however, Employee hereby waives any right to any damages or individual relief resulting from any such charge.

(g)No Admission. Employee understands and agrees that neither the payment of money nor the execution of this Agreement shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

7.Reaffirmation of Restrictive Covenants. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that Employee previously made certain representations with respect to confidential information and non-solicitation, as set forth in Sections 5 – 7 of the Employment Agreement, and Employee hereby acknowledges and agrees that such provisions shall remain in full force and effect in accordance with their terms and that Employee shall be bound by their terms. In addition, the Company acknowledges and agrees that the Company’s representations with respect to indemnification and insurance policies, as set forth in Section 8 of the Employment Agreement, shall remain in full force and effect in accordance with their terms and that the Company shall be bound by their terms.
8.Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit Employee (or Employee’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the EEOC, the NLRB, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for

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information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
9.Ongoing Cooperation. Subject to Section 8, Employee agrees that Employee will assist and cooperate with the Company and its affiliates (i) concerning reasonable requests for information about the business of the Company or its affiliates or Employee’s involvement and participation therein, (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee, and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that Employee may have at the time of the request. The Company agrees to reimburse Employee for any reasonable, out-of-pocket expenses incurred in connection with Employee’s performance of obligations pursuant to this Section for which Employee has obtained prior approval from the Company, and in the event that the services performed by Employee at the request of the Company pursuant to this Section require a material and ongoing time commitment by Employee, the parties will in negotiate in good faith the amount of compensation to be paid by the Company to Employee with respect to such services.
10.Arbitration.
(a)Employee and the Company agree that any dispute, controversy or claim, however significant, arising out of or in any way relating to Employee’s employment with or termination of employment from the Company, including without limitation any dispute, controversy or claim arising out of or in any way relating to any provision of this Agreement (including the validity, scope and enforceability of this arbitration clause), to the fullest extent authorized by applicable law, shall be submitted to final and binding arbitration before a single neutral arbitrator in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-

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employment-arbitration/, and the Company will provide a copy upon Employee’s request, as the exclusive remedy for resolving any and all such disputes.

(b)The tribunal will consist of a sole neutral arbitrator selected by mutual agreement of the parties (or, absent such mutual agreement, in accordance with the rules of JAMS) and the place of arbitration will be Irvine, California. Each party shall be entitled to all types of remedies and relief otherwise available in court (subject to the limitations set forth herein). The parties agree that any arbitration pursuant to this Agreement shall be brought on an individual, rather than class, collective, or representative basis, and waive the right to pursue any claim subject to arbitration on a class, collective, or representative basis.

(c)The parties to this Agreement hereby expressly and irrevocably submit themselves to the personal jurisdiction of the Superior Court of the State of California (the “Superior Court”) for the purpose of compelling arbitration pursuant to this Agreement and for the purpose of any judicial proceedings seeking to confirm, modify or vacate any arbitration award.

(d)To the extent required by applicable law, the fees of the arbitrator and all other costs that are unique to arbitration shall be paid by the Company initially, but if Employee initiates a claim subject to arbitration, Employee shall pay any filing fee up to the amount that Employee would be required to pay if Employee initiated such claim in the Superior Court. Each party shall be solely responsible for paying its own further costs for the arbitration, including, but not limited to, its own attorneys’ fees and/or its own witnesses’ fees. The arbitrator may award fees and costs (including attorneys’ fees) to the prevailing party where authorized by applicable law.

(e)WAIVER OF TRIAL BY JURY OR COURT. EMPLOYEE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.

(f)WAIVER OF OTHER RIGHTS. EMPLOYEE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

(g)The parties acknowledge that they are entering into this arbitration provision voluntarily, and are represented by counsel. If any part of this arbitration provision is deemed unenforceable, it is entirely severable from the rest and shall not effect or limit the validity or enforceability of the remainder of the provision, or the Agreement.

11.Code Section 409A.
(a)    To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or

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appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 11 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.
(b)    Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Employee during the six (6)-month period following Employee’s “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Employee’s death), the Company shall pay Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Employee during such period (without interest).
(c)    To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, any such reimbursements or in-kind benefits shall be paid or reimbursed reasonably promptly, but in no event later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Employee’s right to such payments or reimbursements of any such expenses shall not be subject to liquidation or exchange for any other benefit.
12.Governing Law. This Agreement shall be construed under the laws of the State of California, both procedural and substantive.
13.Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.
14.Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.
15.Severability. If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.
16.Assignment. This Agreement is personal to Employee and shall not be assignable by Employee. The rights of the Company under this Agreement may be assigned by the Company, in its sole discretion, including to any of its affiliates or any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all

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of the assets or business of the Company. This Agreement shall insure to the benefit of, and be binding on, the Company and its successors and assigns.
17.Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.
18.Entire Agreement/Integration. This Agreement, together with the Employment Agreement and the award agreements evidencing the Options (as amended by this Agreement), constitute the entire agreement between Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Agreement. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement. No amendments to this Agreement will be valid unless written and signed by Employee and an authorized representative of the Company.
19.Consultation with Counsel. Employee acknowledges (i) that Employee has thoroughly read and considered all aspects of this Agreement, that Employee understands all its provisions and that Employee is voluntarily entering into this Agreement, (ii) that he has been represented by, or had the opportunity to be represented by independent counsel of his own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (iii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Without limiting the generality of the foregoing, Employee acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to him of this Agreement and the payments hereunder, and that he is relying solely on the advice of his independent advisors for such purposes. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
20.Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email or facsimile and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:
If to Employee:

At Employee’s last known address evidenced on the Company’s payroll records.

If to the Company:

The New Home Company Inc.
85 Enterprise, Suite 450
Aliso Viejo, California 92656
Attention: Miek Harbur
All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered

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or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. EMPLOYEE AGREES TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTERS INTO IT WITH THE INTENT TO BE BOUND HEREBY.
If the above accurately reflects Employee’s understanding, please date and sign the enclosed copy of this Agreement in the places indicated below and return that copy to Miek Harbur by February 14, 2019.

Dated: ___February 14_, 2019	____/s/ Thomas Redwitz______________________ Thomas Redwitz

Dated: ____February 14__, 2019	The New Home Company Inc.

____/s/ H. Lawrence Webb ____________
H. Lawrence Webb
Chief Executive Officer

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